U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event report): August 10, 2023

Commission file number: 000-1922981

DILIGENT CAPITAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Florida	88-0954889
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

60 Perimeter Center Place, NE 108 Atlanta, Georgia	30346
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 941-5527

302 Perimeter Center N, 1260

Atlanta, Georgia 30346

(Former Address)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2023, Diligent Capital Holdings, Inc. (the “Company”), entered into an executive employment agreement with Steven D. Mitcham, the Company’s Chief Executive Officer, and with Homer Carvan, the Company’s Chief Acquisition Officer (the “Agreements”).

The Employment Agreements are at-will agreements, as defined by law and are therefore in affect until terminated by either party.

Pursuant to their respective Employment Agreement, each executive is entitled to the following salaries: $96,000 base salary with an additional 8% increase to the Base salary for each new company acquired. Each executive may also receive a performance bonus, based on the increase of company earnings and paid quarterly. The executives have each received 10% founders’ equity for starting the company through the employment agreement will maintain the 10% equity position for a minimum of 10 years, as well as maintain a position on the board of directors for a minimum of 6 years. Each Employment Agreement will provide for each executive to be eligible to receive a discretionary annual performance bonus, as may be determined by the Board from time to time (the “Annual Bonus”).  Each executive is entitled to receive severance payments and benefits upon a qualifying termination of his employment by the Company Without Cause (as defined in the Employment Agreements) or by such executive for Good Reason (as defined in the Employment Agreements) consisting of the following, in addition to accrued benefits: (i) any annual bonus earned but unpaid with respect to the Company’s fiscal year ending on or preceding the date of termination (the “Prior Year Bonus”), (ii) payment of base salary in effect immediately preceding the date of termination (or, if greater, such executive’s base salary in effect immediately preceding a material reduction in such executive’s then current base salary, for which such executive has terminated his employment for Good Reason) equal to 36 months (the “Severance Period”), payable in accordance with the established payroll practices of the Company; (iii) a prorated annual bonus for the fiscal year in which the termination occurs, calculated based on actual achievement and paid at the same time annual bonuses are generally paid to other executives for the relevant year (the “Prorated Bonus”),

(iv) continuation of any health care (medical, dental and vision) plan coverage provided to such executive and his or her dependents during the Severance Period (or cash payments in lieu of such benefits if such continuation is not feasible under the terms of the plan or program pursuant to which coverage is provided or the Company reasonably determines that such continuation would adversely affect the tax status of such plan or program; provided that such continued coverage (or payments, as applicable) will terminate in the event such executive becomes eligible for coverage under another employer’s plans, and (v) all unvested equity or equity-based awards in the Company or its affiliates that vest solely based on passage of time will automatically vest.

If any of such executive’s employment terminates by reason of his or her death or Disability (as defined in the Employment Agreements), in addition to any accrued benefits, such executive (or such executive’s estate, as applicable) is entitled to receive payment of any Prior Year Bonus and the Prorated Bonus, as well as any benefits to which he or she is entitled by law, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Any severance benefits or payments payable pursuant to an executive under his or her respective Employment Agreement are subject to his or her execution of a release of claims.

The foregoing descriptions of the material terms of the Employment Agreements are not complete and are qualified in their entirety by reference to the full text of the Employment Agreements attached hereto as Exhibits 10.1 through 10.2.

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Item 8.01 Other Events.

On August 10, 2023 the Company moved its headquarters to 60 Perimeter Center Place, NE Unit 108, Atlanta, Georgia 30046. The Company’s telephone number remains the same, phone: 404-941-5527.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this current report:

	Exhibit No.	Description

1.	10.1	Employment Agreement by and between Steven D. Mitcham, and Diligent Capital Holdings, Inc., dated August 10, 2023.
2.	10.2	Employment Agreement by and between Homer A. Carvan, Jr. and Diligent Capital Holdings, Inc., dated August 10, 2023.
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DILIGENT CAPITAL HOLDINGS, INC.

Dated: August 10, 2023	By:	/s/ Steven D. Mitcham
Steven D. Mitcham
CEO
(Principal Executive Officer)

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